Exhibit 10.32
AMERICAN HOMES 4 RENT
2021 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT FOR NON-MANAGEMENT TRUSTEES
American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), hereby grants restricted share units relating to Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Grantee named below. Additional terms and conditions of the grant are set forth on this cover sheet and in the attached Restricted Share Unit Agreement (together, the “Agreement”), and in the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Plan”).
Grantee Name:

Grant Date:

Number of Restricted Share Units granted:

Vesting Start Date:

Vesting Schedule: 100% of the Common Shares underlying the Restricted Share Units vest on the one-year anniversary of the Vesting Start Date (or, with respect to awards granted at the Annual Meeting of Shareholders, on the date of the next Annual Meeting of Shareholders, if earlier), subject to the Grantee’s continued Service through each vesting date

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this or Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Title:

Attachment
This is not a share certificate or a negotiable instrument.

AMERICAN HOMES 4 RENT
2021 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT FOR TRUSTEES

Restricted Share Units
This Agreement evidences an award of restricted share units in the number set forth on the cover sheet and subject to the vesting and other terms and conditions set forth in the Agreement and in the Plan (the “Restricted Share Units”).

Restricted Share Units Transferability	Except to the extent the Plan, Applicable Law and the Committee permits transfer to a Family Member, your Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Share Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things in contravention of the prior sentence, you will immediately forfeit your Restricted Share Units.

Vesting
Your Restricted Share Units will vest in accordance with the Vesting Schedule set forth on the cover sheet of this Agreement, subject to your continued Service through each vesting date.

Notwithstanding the Vesting Schedule set forth on the cover sheet, if your Service is terminated because of your death or Disability, your Restricted Share Units will become 100% vested upon such termination of Service.

In the event of your retirement because you are not re-nominated for election to the Board either (i) because you would not be age 75 or younger on the first date of the subsequent Board term (and, therefore, are required to retire pursuant to the Company policy for mandatory trustee retirements), or (ii) because after attaining age 72 you choose not to stand for re-election, your Restricted Share Units will become 100% vested upon such termination of Service.

In the event of your retirement because you are not standing for election to the Board and you are (i) at least 55 years old, (ii) you have at least five years of service as a director with the Company, and (iii) the sum of your age and years of service is at least 70, your Restricted Share Units will remain outstanding and eligible to vest in accordance with the Vesting Schedule set forth on the cover sheet of this Agreement.

Change in Control
Notwithstanding the Vesting Schedule set forth on the cover sheet, your Restricted Share Units will accelerate if so provided in Section 17.3 and 17.4 of the Plan in the event of a Change in Control.

For purposes of this Agreement, “Change in Control” will have the same meaning as defined in the Plan; provided, however, that in no event will a Change in Control be deemed to have occurred under Section 17.3 or 17.4 of the Plan if the Company is merged or consolidated with an Affiliate, even if the Company’s shareholders hold less than 50% of the combined voting power of the voting securities of the Company in the surviving entity.

Forfeiture of Unvested Restricted Share Units	In the event that your Service terminates for any reason (other than your death, Disability or Retirement), you will forfeit to the Company all of the Common Shares subject to this grant that have not yet vested.

Delivery	In the event you become vested in all or a portion of the Restricted Share Units under this Agreement, the Restricted Share Units shall be settled by delivery of the Common Shares in respect of each Restricted Share Unit as soon as administratively practicable following the date the Restricted Share Units vest pursuant to the Vesting Schedule set forth on the cover sheet of this Agreement or pursuant to the accelerated vesting provisions under this Agreement, but in no event later than thirty (30) days after the applicable vesting date.

Evidence of Issuance	The issuance of the Common Shares with respect to the Restricted Share Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding
In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to this grant of Restricted Share Units, or the issuance of Common Shares with respect to this grant, the Company will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Common Shares to be delivered in connection with the Restricted Share Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company, or (iv) withhold the delivery of vested Common Shares otherwise deliverable under this Agreement to meet such obligations; provided that the Common Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Retention Rights	The Agreement and the grant of the Restricted Shares Units do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you the Company or any Affiliate, the Company and the Affiliate reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights & Dividend Equivalents
You have no rights as a shareholder of the Company with respect to the Restricted Share Units unless and until the Common Shares relating to the Restricted Share Units have been issued and either a certificate evidencing the Common Shares has been issued or an appropriate entry has been made on the Company’s books.

Notwithstanding the foregoing, if a cash dividend is declared on the Company’s outstanding Common Shares, you shall be credited with a Dividend Equivalent in an amount of cash equal to the number of Restricted Share Units you hold as of the dividend record date, multiplied by the amount of the cash dividend per Common Share. Such Dividend Equivalent shall be paid if and when the underlying Restricted Share Units are settled. Dividend Equivalents shall not accrue interest prior to the date of payment.

The Restricted Share Units will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Applicable Law	The validity and construction of the Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive laws of any other jurisdiction.

The Plan
The text of the Plan is incorporated into the Agreement.

Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.

The Agreement and the Plan constitute the entire understanding between you and the company regarding the Restricted Share Units. Any prior agreements, commitments, or negotiations concerning the Restricted Share Units are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement or any other written agreement between you and the Company or any Affiliate, as applicable, will supersede the Agreement with respect to its subject matter.

Data Privacy
To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in the Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information, and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights	The grant of Restricted Share Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. Restricted Share Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Code Section 409A	The grant of Restricted Share Units under this Agreement is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for such tax or penalty.
By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.

4